Exhibit 2.2

SEPARATION AGREEMENT

Dated as of April 12, 2018

By and Between

GENUINE PARTS COMPANY

and

RHINO SPINCO, INC.

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.01.	Definitions	2

ARTICLE II
INTERNAL REORGANIZATION AND SEPARATION

Section 2.01.	Internal Reorganization	2
Section 2.02.	Conveyance of Transferred Assets	2
Section 2.03.	Assignment of Contracts	3
Section 2.04.	Certain Transaction Documents	4
Section 2.05.	Intercompany Accounts and Obligations	4
Section 2.06.	Release of Pre-Distribution Claims	5
Section 2.07.	Calculation of and Adjustments to the SpinCo Special Cash Payment	6
Section 2.08.	Certain Resignations	9
Section 2.09.	SPR HoldCo Preferred Stock	9

ARTICLE III
CERTAIN COVENANTS, AGREEMENTS AND ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.01.	Governmental Filings; Consents	9
Section 3.02.	SpinCo Debt; SPR Transfer	10

ARTICLE IV
THE DISTRIBUTION

Section 4.01.	Form of Distribution	10
Section 4.02.	Manner of Effecting Distribution	10
Section 4.03.	Actions Prior to the Distribution	11
Section 4.04.	Conditions Precedent to the Distribution	12
Section 4.05.	Additional Matters in Connection with the Distribution	12

ARTICLE V
INFORMATION AND CONFIDENTIALITY

Section 5.01.	Retention of Information	13
Section 5.02.	Access to Information; Cooperation	13
Section 5.03.	Ownership of Information	14
Section 5.04.	Confidentiality	14
Section 5.05.	Privilege and Related Rights	16

i

Section 5.06.	Other Agreements	18

ARTICLE VI
DISCLAIMER; NO REPRESENTATIONS OR WARRANTIES

Section 6.01.	Disclaimer; No Representations or Warranties	19

ARTICLE VII
INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.01.	Remedies	19
Section 7.02.	Indemnification	20
Section 7.03.	Procedures	20
Section 7.04.	Limitations	22

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 8.01.	Further Assurances	22
Section 8.02.	Insurance	23
Section 8.03.	Non-Solicitation of Employees	23

ARTICLE IX
TAX MATTERS

Section 9.01.	Tax Matters	24
Section 9.02.	Bulk Sales Laws	24

ARTICLE X
TRANSITION SERVICES

Section 10.01.	Transition Services Agreement	24
Section 10.02.	Supply Chain Transition Services Agreement	24
Section 10.03.	Day One Readiness	24

ARTICLE XI
REAL PROPERTY MATTERS

Section 11.01.	Leased Premises	25

ARTICLE XII
TERMINATION

Section 12.01.	Termination	25
Section 12.02.	Effect of Termination	25

ARTICLE XIII
MISCELLANEOUS

ii

Section 13.01.	Notices	25
Section 13.02.	Amendments; Waivers	27
Section 13.03.	Expenses	28
Section 13.04.	Successors and Assigns	28
Section 13.05.	Construction	28
Section 13.06.	Entire Agreement	29
Section 13.07.	Counterparts; Effectiveness	29
Section 13.08.	Governing Law	29
Section 13.09.	Dispute Resolution; Consent to Jurisdiction	29
Section 13.10.	Severability	29
Section 13.11.	Captions	30
Section 13.12.	Specific Performance	30

EXHIBITS

Exhibit A	Definitions

ATTACHMENTS

Attachment I	Internal Reorganization
Attachment II	Accounting Principles
Attachment III	Tax Matters Agreement
Attachment IV	Form of Transition Services Agreement
Attachment V	Form of Supply Chain Transition Services Agreement
Attachment VI	Leased Premises and Lease Terms
Attachment VII	Form of Lease
Attachment VIII	Bill of Sale

SCHEDULES

Schedule 2.05(a)	Intercompany Liabilities
Schedule 2.05(b)	Intercompany Accounts
Schedule 5.05(a)	GPC Counsel
Schedule 10.03(a)	Day-One Plan
Schedule A-1	Indebtedness of RMT Parent
Schedule A-2	Indebtedness of SpinCo
Schedule B	RMT Parent Cash Award Agreements

ANNEXES

Annex I	Debt-Like Items of RMT Parent as of December 31, 2017
Annex II	Debt-Like Items of SpinCo as of December 31, 2017
Annex III	Net Working Capital as of December 31, 2017

iii

SEPARATION AGREEMENT

This Separation Agreement (together with the Exhibits, Attachments and Schedules hereto, this “Agreement”) is made as of the 12th day of April, 2018, by and between Genuine Parts Company, a Georgia corporation (“GPC”), and Rhino SpinCo, Inc., a Delaware corporation and wholly-owned Subsidiary of GPC (“SpinCo”). Each of GPC and SpinCo is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

RECITALS

WHEREAS, GPC, among other things, is engaged in the wholesale distribution of office and other business related products, including furniture and facility, breakroom, safety and technology supplies (the “SpinCo Business”) through (i) S.P. Richards Company, a Georgia corporation and currently wholly-owned Subsidiary of GPC (“SPR”), and its Subsidiaries, (ii) SPR Procurement Company, a Georgia corporation and currently wholly-owned Subsidiary of GPC (“SPR Procurement”) and (iii) S.P. Richards Co. Canada Inc., a British Columbia, Canada corporation and indirect wholly-owned Subsidiary of GPC (“SPR Canada”), and its Subsidiaries;

WHEREAS, the Board of Directors of GPC has determined that it is in the best interests of GPC and its stockholders to separate the SpinCo Business from the other businesses of GPC and its Subsidiaries (the “Separation”), on the terms and conditions set forth in this Agreement and the other Transaction Documents;

WHEREAS, to implement the Separation, (i) the SpinCo Business will be reorganized in accordance with Section 2.01 and as set forth in Attachment I (the “Internal Reorganization”) such that each of SPR, SPR Procurement and SPR Canada and their respective Subsidiaries will become direct or indirect Subsidiaries of SpinCo and (ii) upon the terms and conditions set forth in this Agreement, the Board of Directors of GPC has determined to distribute, without consideration, all of the then outstanding shares of capital stock of SpinCo to GPC’s stockholders by way of a pro rata dividend (the “Distribution”);

WHEREAS, pursuant to the Agreement and Plan of Merger dated of even date herewith, (the “Merger Agreement”), among GPC, SpinCo, Essendant Inc., a Delaware corporation (“RMT Parent”) and Elephant Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of RMT Parent (“Merger Sub”), immediately following the Distribution, Merger Sub will merge with and into SpinCo (the “Merger”) and, in connection with the Merger, SpinCo Common Stock will be converted into the right to receive shares of common stock of RMT Parent on the terms and conditions set forth in the Merger Agreement;

WHEREAS, GPC and SpinCo contemplate that, concurrently with or immediately prior to the Internal Reorganization and on the terms and conditions set forth in this Agreement and the other Transaction Documents, SpinCo will enter into the definitive debt financing arrangements for the SpinCo Debt;

WHEREAS, in connection with the Internal Reorganization and the Separation, GPC and SpinCo each have determined that it is appropriate for SpinCo to pay the Internal Reorganization Cash Payments to GPC on the terms and conditions set forth in this Agreement and in the Merger Agreement;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Internal Reorganization, the Distribution and the Merger be treated consistent with the Intended Tax Treatment as contemplated by the Tax Matters Agreement;

WHEREAS, it is a condition to the Merger that, prior to the Merger Effective Time, the Internal Reorganization and the Distribution will have been completed; and

WHEREAS, the Parties are entering into the Tax Matters Agreement contemporaneously with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II

INTERNAL REORGANIZATION AND SEPARATION

Section 2.01. Internal Reorganization. At or prior to the Distribution Effective Time, to the extent not already completed, each of GPC and SpinCo shall, and shall cause their Affiliates to effect the Internal Reorganization.

Section 2.02. Conveyance of Transferred Assets.

(a) Except as otherwise expressly provided herein or in any of the other Transaction Documents, and except to the extent previously effected pursuant to the Internal Reorganization, upon the terms and subject to the conditions set forth in this Agreement, effective as of immediately prior to the Distribution Effective Time, GPC will assign, transfer, convey and deliver (“Transfer”), or will cause the Affiliated Transferors to Transfer, to SpinCo or to one or more SpinCo Companies as SpinCo may designate, and SpinCo will accept from GPC (or the applicable Affiliated Transferor), or will cause any applicable SpinCo Company to accept, all of GPC’s and the applicable Affiliated Transferors’ respective right, title and interest in and to all of the Transferred Assets (it being understood that any Transferred Assets that are already held by a SpinCo Company as of the Distribution Effective Time will continue to be held by such SpinCo Company).

(b) In the event that any Transfer of a Transferred Asset required by any of the Transaction Documents is not effected at or before the Distribution Effective Time, upon receipt of written notice from SpinCo describing such Transferred Assets in reasonable detail (which notice must be delivered before the later of (i) the 18-month anniversary of the Distribution Effective Time and (ii) the 45th day after SpinCo first learns that such Transfer was not effected), GPC shall Transfer such Transferred Asset to SpinCo as soon thereafter as practicable, subject to the terms and conditions set forth in the Transaction Documents; provided that, to the extent any such Transferred Asset (x) was not reflected in the calculation of the Final SpinCo Special Cash Payment and (y) existed immediately prior to the Distribution Effective Time, in connection with such Transfer SpinCo shall pay to GPC any additional amount that would have been payable to GPC to the extent such Transferred Asset should have been reflected in the calculation of the Final SpinCo Special Cash Payment.

(c) From and after the Distribution Effective Time, GPC shall promptly Transfer or cause the other members of its Group promptly to Transfer to SpinCo or the appropriate member of SpinCo’s Group, from time to time, any Assets received that constitute a Transferred Asset; provided that, to the extent any such Transferred Asset (x) was not reflected in the calculation of the Final SpinCo Special Cash Payment and (y) existed immediately prior to the Distribution Effective Time, in connection with such Transfer SpinCo shall pay to GPC any additional amount that would have been payable to GPC to the extent such Transferred Asset should have been reflected in the calculation of the Final SpinCo Special Cash Payment.

Section 2.03. Assignment of Contracts. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or otherwise sell, convey, sublicense or Transfer any Contract constituting a Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment, sale, conveyance, sublicense or Transfer thereof without the consent of a third party would constitute a breach of, or other contravention under, such Contract. With respect to any such Contract (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, the Parties shall use commercially reasonable efforts (but without any payment of money or other transfer of value by any Party to any third party) to obtain any required consent for the assignment, sale, conveyance, sublicense or Transfer of such Contract to SpinCo, or written confirmation from such parties reasonably satisfactory in form and substance to the Parties confirming that such consent is not required. If a required consent is not obtained prior to the Distribution Effective Time with respect to any such Contract, then, if and to the extent permitted under, and subject to the terms of, such Contract, and subject to Applicable Law, GPC and SpinCo shall use commercially reasonable efforts to cooperate to enter into, as of the Distribution Effective Time, a mutually agreeable arrangement under which (i) SpinCo would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of the GPC Companies under such Contract in accordance with this Agreement, (ii) SpinCo would assume all obligations of the GPC Companies under such Contracts and agree to perform and discharge all obligations under such Contracts and (iii) the GPC Companies would enforce at SpinCo’s cost and at the reasonable request of and for the benefit of SpinCo, any and all claims, rights and benefits of the GPC Companies against any third party thereto arising from any such Contract; provided that neither Party shall be required to make any payment of money or other transfer of value in connection with any such arrangement. In the event SpinCo shall elect to make any payment of money or other transfer of value, including any consent fee, transfer fee or similar arrangement, whether in connection with obtaining any consent under this Section 2.03 or entering into any arrangement contemplated by the preceding sentence (collectively, a “Consent Fee”), SpinCo shall be solely responsible for such Consent Fee.

Section 2.04. Certain Transaction Documents. In furtherance of the Separation, on the Distribution Date, GPC and SpinCo shall execute and deliver (or shall cause the applicable SpinCo Company to execute and deliver):

(a) the Transition Services Agreement;

(b) the Supply Chain Transition Services Agreement;

(c) the Leases;

(d) any Bill of Sale reasonably necessary to effect the Transfer of the Transferred Assets; and

(e) such other agreements, assignments, leases, subleases, documents or instruments as the Parties agree are necessary or desirable to achieve the purposes set forth in the Transaction Documents.

Section 2.05. Intercompany Accounts and Obligations.

(a) Except as provided in this Section 2.05 and in Article VII, or as otherwise set forth in Schedule 2.05(a), from and after the Distribution Effective Time neither GPC nor SpinCo nor any member of their respective Groups shall have any Liability to the other or any member of the other’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Effective Time (other than this Agreement or any other Transaction Document), and each of GPC and SpinCo shall terminate, and shall cause all members in its respective Group to terminate, any and all then-existing agreements, arrangements, courses of dealing or understandings between it or any members of its Group and the other Party, or any members of its Group, effective as of the Distribution Effective Time (other than this Agreement or any other Transaction Document), and any such Liability, whether or not in writing, that is not reflected in any Transaction Document is hereby irrevocably cancelled, released and waived effective as of the Distribution Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time.

(b) Except as set forth in Schedule 2.05(b), each Intercompany Account outstanding immediately prior to the Distribution Effective Time shall be satisfied and/or settled by the relevant GPC Company and SpinCo Company no later than the

Distribution Effective Time by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of capital, (iii) non-cash intercompany transfer and settlement through GPC’s corporate procedures, (iv) cash payment, in each case as determined by the Parties or (v) any combination of the foregoing.

Section 2.06. Release of Pre-Distribution Claims.

(a) Effective as of the Distribution Effective Time, GPC, for itself and each member of the GPC Group and, to the extent permitted by Applicable Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, partners, managers, agents or employees of any member of the GPC Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the SpinCo Indemnified Parties from any and all Liabilities, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such Liabilities that GPC and each member of the GPC Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, GPC hereby acknowledges that it is aware that factual matters unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the SpinCo Indemnified Parties from the Liabilities described in the first sentence of this Section 2.06(a).

(b) Effective as of the Distribution Effective Time, SpinCo, for itself and each member of the SpinCo Group and, to the extent permitted by Applicable Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, partners, managers, agents or employees of any member of the SpinCo Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the GPC Indemnified Parties from any and all Liabilities, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and the Distribution and any of the other transactions contemplated hereunder and under the other Transaction Documents. Without limitation, the foregoing release includes a release of any rights and benefits with respect to such

Liabilities that SpinCo and each member of the SpinCo Group, and their respective successor and assigns, now has or in the future may have conferred upon them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party’s settlement with the obligor. In this connection, SpinCo hereby acknowledges that it is aware that factual matters unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and it further agrees that this release has been negotiated and agreed upon in light of that awareness and it nevertheless hereby intends to release the GPC Indemnified Parties from the Liabilities described in the first sentence of this Section 2.06(b).

(c) Nothing contained in Section 2.06(a) or Section 2.06(b) shall (i) limit or otherwise affect any Person’s rights or obligations pursuant to or contemplated by, or ability to enforce, any Transaction Document, in each case in accordance with its terms, (ii) apply to any Liability the release of which would result in the release of any Person other than a Person expressly released pursuant to Section 2.06(a) or Section 2.06(b) or (iii) release any Person from, or waive any rights under, any Liability provided in or resulting from any Contract to which any member of the SpinCo Group, on the one hand, and any GPC Group, on the other hand, is a party, that does not terminate as of the Distribution Date in accordance with Section 2.05.

(d) Following the Distribution Effective Time, GPC shall not, and shall cause each other member of the GPC Group not to, make any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against any member of the SpinCo Group or any of their respective Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 2.06(a). Following the Distribution Effective Time, SpinCo shall not, and shall cause each member of the SpinCo Group not to, make any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution, recovery or any indemnification, against any member of the GPC Group or any of their respective Affiliates, or any other Person released with respect to any Liabilities released pursuant to Section 2.06(b).

Section 2.07. Calculation of and Adjustments to the SpinCo Special Cash Payment.

(a) No later than five Business Days prior to the anticipated Distribution Date, and following reasonable consultation with RMT Parent, GPC shall, at its expense, prepare and submit to SpinCo and RMT Parent a written statement (the “Estimated Statement”) prepared and calculated in accordance with the accounting principles, policies, practices and methods described on Attachment II applied on a consistent basis (the “Accounting Principles”) and setting forth, in reasonable detail using the format in the illustrative example attached to the Accounting Principles, GPC’s good faith estimates of (i) Estimated Net Working Capital, (ii) Estimated Net Debt of SpinCo, (iii) Estimated Net Debt of RMT Parent), (iv) the RMT Parent Expense Reimbursement, (v) the SpinCo Expense Reimbursement, (vi) the Equity Award True-up and (vii) the SpinCo

Special Cash Payment. Each of GPC, SpinCo and RMT Parent shall provide the others in a timely fashion with all information and supporting documentation reasonably requested by any of them in connection with the preparation and review of the Estimated Statement. SpinCo may (and, at RMT Parent’s request, shall) provide GPC with comments to the Estimated Statement, and GPC, SpinCo and RMT Parent shall cooperate reasonably and in good faith to address any such comments and mutually agree on the Estimated Statement to the maximum extent practicable under the circumstances, and GPC shall reflect any such mutually agreed comments in the Estimated Statement used for determining the payment of the SpinCo Special Cash Payment made pursuant to Section 3.02(b).

(b) Promptly following the Distribution Date, but in no event later than 60 days after the Distribution Date, SpinCo shall, at its expense, prepare and submit to GPC a written statement (the “Proposed Final Statement”) prepared and calculated in accordance with the Accounting Principles setting forth, in reasonable detail using the format in the illustrative example attached to the Accounting Principles, SpinCo’s calculation of (i) Final Net Working Capital, (ii) Final Net Debt of SpinCo, (iii) Final Net Debt of RMT Parent, (iv) the RMT Parent Expense Reimbursement, (v) the SpinCo Expense Reimbursement, (vi) the Equity Award True-up and (vii) the Final SpinCo Special Cash Payment. Each of GPC, SpinCo and RMT Parent shall provide the others in a timely fashion with all information and supporting documentation reasonably requested by any of them in connection with the preparation and review of the Proposed Final Statement.

(c) In the event GPC disputes the correctness of the calculations in the Proposed Final Statement, GPC shall notify SpinCo in writing of its objections within 30 days after receipt of the Proposed Final Statement, and shall set forth, in writing and in reasonable detail, the reasons for GPC’s objections. To the extent GPC does not object within the time period contemplated by this Section 2.07(c) to a matter in, or component of, the Proposed Final Statement, GPC shall be deemed to have accepted SpinCo’s calculation and presentation in respect of the matter or component and the matter or component shall be deemed accepted by GPC. GPC and SpinCo shall endeavor in good faith to resolve any disputed matters within 15 days after SpinCo’s receipt of GPC’s notice of objections. If GPC and SpinCo are unable to resolve such disputed matters, GPC and SpinCo jointly shall, as soon as practicable and in any event within 15 days after the expiration of such 15-day period, engage a nationally known independent accounting firm, which firm shall not be the then regular auditors of, or have any material relationship with, GPC, SpinCo or RMT Parent, that is jointly appointed by the Parties (the firm so engaged, “Unaffiliated Accounting Firm”), to resolve the matters in dispute (in a manner consistent with this Section 2.07(c)). Promptly after joint engagement of the Unaffiliated Accounting Firm, GPC and SpinCo shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Accounting Principles, the Proposed Final Statement and GPC’s written notice of objections thereto. Each of GPC and SpinCo shall deliver to the Unaffiliated Accounting Firm and to the other party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different than the position set forth in or contemplated by the Proposed Final Statement or GPC’s notice of objections, but may not be outside of the range of the applicable amount as set forth in the Proposed Final Statement and the calculation of such amounts set forth in GPC’s notice of objections) within 15 days of the engagement of such Unaffiliated Accounting Firm. Each of GPC and SpinCo shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within 15 days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and to each other. The Unaffiliated Accounting Firm may request additional information solely to the extent necessary to resolve the matter in dispute from either Party, but absent such a request neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm, and in no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Unaffiliated Accounting Firm shall have 15 days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 2.07(c) and to deliver its written determination, acting as expert and not as arbitrator, with respect to each of the items in dispute submitted to it for resolution. The Unaffiliated Accounting Firm shall resolve the differences regarding the Proposed Final Statement based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual disputed items on the Proposed Final Statement were prepared in accordance with the terms of this Agreement. In resolving each disputed item, the Unaffiliated Accounting Firm shall choose either the value assigned by GPC to such item or the value assigned by SpinCo to such item based on the Unaffiliated Accounting Firm’s assessment of which value is most consistent with the Accounting Principles, and may not assign a value for any item other than a value proposed by GPC or SpinCo in its respective initial submission to the Unaffiliated Accounting Firm. The determination of the Unaffiliated Accounting Firm in respect of the correctness of each matter remaining in dispute shall be final, conclusive and binding on GPC and SpinCo and not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction.

(d) Not later than five Business Days after the final determination of the Final SpinCo Special Cash Payment pursuant to Section 2.07(c), a payment by wire transfer in respect thereof shall be made as follows:

(i) if the Final SpinCo Special Cash Payment is greater than the SpinCo Special Cash Payment, then an amount equal to such excess shall be paid by SpinCo to GPC; and

(ii) if the SpinCo Special Cash Payment is greater than the Final SpinCo Special Cash Payment, then an amount equal to such excess shall be paid by GPC to SpinCo.

Any payment pursuant to this Section 2.07(d) shall be treated as an adjustment to the SpinCo Special Cash Payment for U.S. federal income Tax purposes and shall be made in immediately available funds by wire transfer to a bank account designated in writing by the Party entitled to receive the payment.

(e) The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with this Agreement shall be borne equally by GPC and SpinCo.

Section 2.08. Certain Resignations. At or prior to the Distribution Date, GPC shall cause each director or employee of GPC and its Subsidiaries who will not be employed by a SpinCo Company after the Distribution Date to resign, effective no later than the Distribution Date, from all boards of directors or similar governing bodies of each SpinCo Company (other than SpinCo), and from all positions as officers of any SpinCo Company in which they serve.

Section 2.09. SPR HoldCo Preferred Stock. The SPR HoldCo Preferred Stock issued pursuant to the Internal Reorganization shall (i) be issued in an aggregate principal amount not exceeding $5,000,000 and (ii) have no voting rights except for limited customary protective voting rights with respect to (a) changes to the terms of the SPR HoldCo Preferred Stock and (b) authorization or issuance of securities by SPR HoldCo that are senior to the SPR HoldCo Preferred Stock with respect to dividend rights or on liquidation.

ARTICLE III

CERTAIN COVENANTS, AGREEMENTS AND ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.01. Governmental Filings; Consents.

(a) The Parties shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Contemplated Transactions. Subject to the terms and conditions of this Agreement, including Section 8.01, and the terms and conditions of the Merger Agreement, including Section 7.06(b) of the Merger Agreement, GPC and SpinCo shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the Contemplated Transactions, including using reasonable best efforts to obtain consents and approvals of all Governmental Authorities and other Persons necessary to consummate the Distribution and the other Contemplated Transactions. Except as otherwise expressly contemplated by another provision of the Transaction Documents, each Party shall bear its respective costs and expenses incurred in connection with obtaining such consents and approvals.

(b) Without limiting the provisions of this Section 3.01, SpinCo agrees to provide such assurances as to financial capability, resources and creditworthiness as reasonably may be requested by any Governmental Authority, the consent or approval of which is sought or with whom a filing is made hereunder.

(c) The Parties agree that the level of efforts to obtain any approvals related to any Antitrust Law shall be governed by Section 7.06 of the Merger Agreement.

Section 3.02. SpinCo Debt; SPR Transfer.

(a) On or before the Distribution Date, subject to the terms and conditions of Section 7.07 of the Merger Agreement, SpinCo shall enter into a definitive agreement or agreements providing for indebtedness in an aggregate principal amount equal to the SpinCo Borrowing Amount, which indebtedness shall consist of borrowings under a credit facility on the terms and conditions contemplated by the SpinCo Commitment Letter and Section 7.07 of the Merger Agreement (collectively, the “SpinCo Debt”).

(b) Between the date of this Agreement and the Distribution Effective Time, subject to the terms and conditions of Section 7.07 of the Merger Agreement, SpinCo shall incur the SpinCo Debt and receive the proceeds thereof. Immediately thereafter, in accordance with the steps contemplated by the Internal Reorganization, and in any event prior to the Distribution, GPC shall contribute 100% of the equity interests in SPR HoldCo to SpinCo and as consideration for, and substantially contemporaneously with, such contribution, SpinCo shall (i) issue and deliver to GPC a stock certificate representing the number of shares of SpinCo Common Stock determined pursuant to Section 2.04(c) of the Merger Agreement and (ii) prior to the Distribution Effective Time, pay to GPC the SpinCo Special Cash Payment by wire transfer of immediately available funds to one or more accounts designated in writing by GPC (collectively, the “SPR Transfer”).

ARTICLE IV

THE DISTRIBUTION

Section 4.01. Form of Distribution. The Board of Directors of GPC (or a committee of the Board of Directors of GPC acting pursuant to delegated authority), in accordance with Section 14-2-640 of the Georgia Business Corporations Code, any applicable securities laws and the rules and regulations of the New York Stock Exchange, shall set the Record Date and the Distribution Date, which shall be the same as the Closing Date, and GPC shall establish appropriate procedures in connection with the Distribution. In connection with the Distribution, all shares of SpinCo Common Stock held by GPC on the Distribution Date will be distributed to Record Holders in the manner determined by GPC and in accordance with Section  4.02.

Section 4.02. Manner of Effecting Distribution.

(a) Subject to the terms and conditions established pursuant to Section 4.01, each Record Holder shall be entitled to receive for each share of GPC Common Stock held by such Record Holder a number of shares of SpinCo Common Stock equal to the number of shares of SpinCo Common Stock held by GPC on the Distribution Date, multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of shares of GPC Common Stock outstanding on the Record Date.

(b) No Party, nor any of its Affiliates, will be liable to any Person in respect of any shares of SpinCo Common Stock, or distributions in respect thereof, that are delivered to a public official in accordance with the provisions of any applicable escheat, abandoned property or similar Applicable Law.

Section 4.03. Actions Prior to the Distribution.

(a) SpinCo shall cooperate with GPC to give effect to and accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required under Applicable Law in connection with the Distribution. GPC shall be entitled to direct and control the efforts of the Parties in connection with, and prior to, the Distribution, including the selection of an investment bank or banks to manage the Distribution, as well as any financial, legal, accounting and other advisors of GPC, and SpinCo shall use reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by GPC. Without limiting the foregoing, prior to the Distribution, SpinCo shall and shall cause its employees, advisors, agents, accountants, counsel and other representatives to, as directed by GPC, reasonably cooperate in and take the following actions: (i) preparing and filing a registration statement or statements for the registration under the Securities Act or the Exchange Act, as applicable, on an appropriate registration form or forms designated by GPC; (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and similar meetings or sessions in connection with the Distribution; (iii) furnishing to any dealer manager or similar agent participating in the Distribution (A) “comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as reasonably may be requested; and (iv) furnishing all historical and forward-looking financial and other relevant financial and other information that is available to SpinCo and is reasonably required in connection with the Distribution.

(b) GPC and SpinCo shall prepare and mail, prior to the Distribution Date and in accordance with Applicable Law, to the holders of GPC Common Stock, such information concerning GPC, SpinCo and RMT Parent, their respective businesses, operations and management, the Distribution and such other matters as GPC reasonably shall determine and as may be required by Applicable Law. GPC and SpinCo shall prepare, and SpinCo shall, to the extent required by Applicable Law, file with the SEC any such documentation and any requisite no-action letter that GPC determines are necessary or desirable to effectuate the Distribution, and GPC and SpinCo each shall use reasonable best efforts to obtain all necessary approvals from the SEC with respect to the foregoing as soon as practicable.

(c) GPC and SpinCo shall take all actions as may be necessary or desirable under any applicable securities, “blue sky” or comparable laws of the United States, the states and territories thereof and any foreign jurisdiction in connection with the Distribution.

(d) GPC and SpinCo shall take all actions and steps reasonably necessary and appropriate to cause the conditions to the Distribution set forth in Section 4.04 to be satisfied as soon as practicable and to effect the Distribution on the Distribution Date in accordance with this Agreement.

Section 4.04. Conditions Precedent to the Distribution. The obligation of GPC to effect the Distribution shall be subject to the fulfillment or waiver (subject to Section 13.02) at or prior to the Distribution Date of each of the following conditions (provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of RMT Parent):

(a) Each Transaction Document shall have been executed and delivered by each party thereto; and

(b) Each of the conditions to the obligation of the parties to the Merger Agreement to consummate the Merger and effect the other transactions contemplated by the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereto (other than those conditions that by their nature are to be satisfied contemporaneously with or immediately following the Distribution).

The foregoing conditions are for the benefit of GPC and shall not give rise to or create any duty on the part of GPC or the Board of Directors of GPC to waive or not waive any condition precedent under this Agreement or the Merger Agreement; provided, however, that the foregoing shall not limit RMT Parent’s rights under Section 7.09 of the Merger Agreement.

Section 4.05. Additional Matters in Connection with the Distribution.

(a) GPC, SpinCo and the Agent appointed in connection with the Distribution, as applicable, shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and deducted in connection with such payments under Applicable Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Upon consummation of the Distribution, GPC shall deliver to the Agent a global certificate representing the SpinCo Common Stock being distributed in the Distribution for the account of the GPC stockholders that are entitled to such shares. The Agent shall hold such certificate or certificates, as the case may be, for the account of GPC stockholders pending the Merger, as provided in the Merger Agreement.

(c) From immediately after the Distribution Effective Time and to the Merger Effective Time, the shares of SpinCo Common Stock shall not be transferable and the transfer agent for the SpinCo Common Stock shall not transfer any shares of SpinCo Common Stock. GPC shall give written notice of the Distribution Effective Time to the transfer agent with written authorization to proceed as set forth in Section 4.02.

ARTICLE V

INFORMATION AND CONFIDENTIALITY

Section 5.01. Retention of Information. Each of SpinCo and GPC shall preserve all books and records of and substantially related to the SpinCo Business that are in their respective possession or control for a period of six years commencing on the Distribution Date, and thereafter shall not destroy or dispose of such books and records without giving notice to the other Party of such pending disposal and offering to the other Party such books and records.

Section 5.02. Access to Information; Cooperation.

(a) Except as may be necessary to comply with any Applicable Laws and subject to (x) any applicable privileges (including the attorney-client privilege), (y) this Section 5.02 and (z) the terms and conditions of any confidentiality or similar agreements between GPC or any of its Subsidiaries and a third party, including customers, vendors and distributors, from and after the Distribution Date, GPC shall, and shall cause the other GPC Companies to: (i) afford SpinCo and its Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of GPC Companies, to the extent relating to the conduct of the SpinCo Business prior to the Distribution Effective Time, and provide copies of such information relating to the SpinCo Companies or the SpinCo Business as SpinCo may reasonably request for any proper purpose, including in connection with (A) any judicial, quasi-judicial, administrative, audit or arbitration proceeding, (B) the preparation of any financial statements or reports and (C) the defense or pursuit of any claims, allegations or actions that relate to or may relate to the Transferred Assets, the SpinCo Companies or the SpinCo Business; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any claim or action that relates to occurrences involving the Transferred Assets, the SpinCo Companies or the SpinCo Business prior to the Distribution Date; provided that SpinCo shall reimburse GPC Companies for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by GPC Companies in connection with any such defense, claim or action. SpinCo agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.02 in accordance with the provisions of Section 5.04(a); provided, further, that if any applicable privilege or the terms and conditions of any confidentiality or similar agreement restrict the GPC Companies’ ability to make any such information available to SpinCo or its Representatives, the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not jeopardize such privilege or violate such agreement.

(b) Except as may be necessary to comply with any Applicable Laws and subject to (x) any applicable privileges (including the attorney-client privilege), (y) this Section 5.02(b), and (z) the terms and conditions of any confidentiality or similar agreements between any SpinCo Company and a third party, including customers, vendors and distributors, from and after the Distribution Date, SpinCo shall, and shall cause the other SpinCo Companies to: (i) afford GPC and its Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of the SpinCo Companies, to the extent relating to the SpinCo Business prior to the Distribution Effective Time, and provide copies of such information relating to the SpinCo Companies or the SpinCo Business as GPC may reasonably request for any proper purpose, including in connection with (A) any judicial, quasi-judicial, administrative, audit or arbitration proceeding, (B) the preparation of any financial statements or reports and (C) the defense or pursuit of any claims, allegations or actions that relate to or may relate to the SpinCo Companies or the SpinCo Business prior to the Distribution Effective Time; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any claim or action that relates to occurrences involving the SpinCo Companies or the SpinCo Business prior to the Distribution Date; provided that GPC shall reimburse the SpinCo Companies for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by SpinCo Companies in connection with any such defense, claim or action. GPC agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.02(b) in accordance with the provisions of Section 5.04.

Section 5.03. Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article V, Article VII or the Tax Matters Agreement shall be deemed to remain the property of the providing Party. Unless specifically set forth or contemplated herein, nothing contained in this Agreement shall be construed as granting or conferring license rights or any other rights in any such information.

Section 5.04. Confidentiality.

(a) SpinCo shall, and shall cause the other SpinCo Companies to, (i) treat and hold as confidential all Confidential Information of any GPC Company in the possession or control of the SpinCo Companies as of the Distribution Date, (ii) limit disclosure of all such GPC Company Confidential Information within SpinCo’s organization to officers, directors, employees, contractors and representatives of the SpinCo Companies who in each case are obligated to maintain the confidentiality of all such GPC Company Confidential Information and have a need to know such GPC Company Confidential Information in order to accomplish the purpose for which such GPC Company Confidential Information was disclosed or provided to, or retained by, the SpinCo Companies in accordance with this Agreement (and may disclose GPC Company Confidential Information pursuant to this clause (ii) only for so long as such purpose continues to be applicable to the SpinCo Business), and (iii) refrain from disclosing any such GPC Company Confidential Information to any other Person without the prior written consent of GPC, in each case for a period commencing on the date of this Agreement and continuing for so long as such GPC Company Confidential Information constitutes Confidential Information of any GPC Company. SpinCo shall, and shall cause the other SpinCo Companies to, use such GPC Company Confidential Information only in connection with the purpose for which such GPC Company Confidential Information was disclosed or provided to, or retained by the SpinCo Business, in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to the SpinCo Business). In the event any SpinCo Companies are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such GPC Company Confidential Information, SpinCo shall notify GPC promptly of the request or requirement so that GPC, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.04(a).

(b) If, in the absence of a protective order or receipt of a waiver hereunder, any SpinCo Companies are, on the advice of counsel, compelled to disclose such GPC Company Confidential Information, such SpinCo Companies may so disclose such GPC Company Confidential Information; provided that SpinCo shall, and shall cause such other SpinCo Companies, as applicable, to, use reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded to such GPC Company Confidential Information. Notwithstanding the foregoing, the provisions of this Section 5.04(b) shall not prohibit the disclosure of GPC Company Confidential Information by any SpinCo Companies to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to comply with Applicable Law or (v) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents. Notwithstanding the foregoing, the provisions of this Section 5.04(b) shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by any SpinCo Company, (y) is or becomes available to a SpinCo Company on a non-confidential basis from a source that, to SpinCo’s or such SpinCo Company’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) following the Distribution, is independently developed by a SpinCo Company.

(c) GPC shall, and shall cause the other GPC Companies to, (i) treat and hold as confidential all Confidential Information of the SpinCo Companies in the possession or control of the GPC Companies as of the Distribution Date, (ii) limit disclosure of all such Confidential Information within GPC’s organization to officers, directors, employees, contractors and representatives of GPC Companies who in each case are obligated to maintain the confidentiality of all such Confidential Information and have a need to know such Confidential Information in order to accomplish the purpose for which such confidential formation was retained by the GPC Companies in accordance with this Agreement (and may disclose such Confidential Information pursuant to this clause (ii) only for so long as such purpose continues to be applicable to the GPC Companies), and (iii) refrain from disclosing any such Confidential Information to any other Person without the prior written consent of SpinCo, in each case for a period commencing on the date of this Agreement and continuing for so long as such Confidential Information constitutes confidential or proprietary information of any SpinCo Company. GPC shall, and shall cause the other GPC Companies to, use such Confidential Information only in connection with the purpose for which such Confidential Information was retained by the

GPC Companies in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to the GPC Companies). In the event any GPC Companies are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such Confidential Information, GPC shall notify SpinCo promptly of the request or requirement so that SpinCo, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.04(c).

(d) If, in the absence of a protective order or receipt of a waiver hereunder, any GPC Companies are, on the advice of counsel, compelled to disclose any such Confidential Information of the SpinCo Companies, such GPC Companies may so disclose such Confidential Information; provided that GPC shall, and shall cause such other GPC Companies, as applicable, to, use reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded to such Confidential Information. Notwithstanding the foregoing, the provisions of this Section 5.04(d) shall not prohibit the disclosure of Confidential Information of the SpinCo Companies by any GPC Companies to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to comply with Applicable Law, (v) to provide services to any SpinCo Companies in accordance with the terms and conditions of any of the Transaction Documents or (vi) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents. Notwithstanding the foregoing, the provisions of this Section 5.04(d) shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by any GPC Company, (y) is or becomes available to a GPC Company on a non-confidential basis from a source that, to GPC’s or such GPC Company’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (z) is or has been independently developed by a GPC Company.

Section 5.05. Privilege and Related Rights.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions in respect of the SpinCo Companies and the SpinCo Business have been and will be rendered for the collective benefit of each of the GPC Companies and the SpinCo Companies, and that each of the GPC Companies and the SpinCo Companies shall be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting any privileges, protections or doctrines that may be asserted under Applicable Law. With respect to such pre-Distribution services, the Parties agree as follows:

(i) GPC Counsel. Each of the parties identified on Schedule 5.05(a) (collectively, the “GPC Counsel”) has acted as counsel for the GPC Companies and the SpinCo Companies in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions (the “Transaction Engagement”) and not as counsel for any other Person, including RMT Parent and its Affiliates.

(ii) Transaction Engagement. Only the GPC Companies and the SpinCo Companies shall be considered clients of the GPC Counsel in the Transaction Engagement. Communications, including those constituting or pertaining to legal advice, between any one or more of the GPC Companies or any of the SpinCo Companies, on the one hand, and any of the GPC Counsel, on the other hand, shall be deemed to be subject to attorney-client privilege, work product protection or other privileges or protections that belong solely to the GPC Companies and not SpinCo or any other SpinCo Company to the extent such communications (or the specific portion thereof) relate to the Transaction Engagement (collectively, the “Transaction Engagement Communications”). Accordingly, RMT Parent and Merger Sub shall not have access to the Transaction Engagement Communications, or to any Transaction Engagement Communications in the files of the GPC Counsel, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the GPC Companies shall be the sole holders of the attorney-client privilege, work product protection or other privileges or protections with respect to the Transaction Engagement Communications, and none of the SpinCo Companies, RMT Parent or Merger Sub shall be a holder thereof, (ii) to the extent that any Transaction Engagement Communications in the files of the GPC Counsel constitute property of a client, only the GPC Companies shall hold such property rights, and (iii) none of the GPC Counsel shall have any duty whatsoever to reveal or disclose any such Transaction Engagement Communications to the SpinCo Companies, RMT Parent or Merger Sub by reason of any attorney-client relationship between any of the GPC Counsel and any of the SpinCo Companies or otherwise, unless otherwise directed by a court order or the order of any Governmental Authority.

(b) The Parties agree that they shall have a shared privilege or protection, with equal right to assert or waive, subject to the restrictions in this Section 5.05, with respect to all privileges, doctrines or protections not allocated pursuant to the terms of Section 5.05(a). All privileges relating to any claims, proceedings, litigation, disputes or other matters that involve both a GPC Company and a SpinCo Company in respect of which both Parties retain any responsibility or Liability under this Agreement, or otherwise, shall be subject to a shared privilege among them.

(c) Subject to the provisions of Section 5.05(d) and Section 5.05(e), no Party may waive any privilege, doctrine or protection that could be asserted under any Applicable Law and in which the other Party has a shared privilege, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall use its reasonable best efforts to preserve any privilege or protection held by the other Party if that privilege or protection is a shared privilege or protection or has been allocated to the other Party pursuant to Section 5.05(a).

(d) In the event of any litigation or dispute between or among the Parties, or any members of their respective Groups, either such Party may waive a privilege or protection in which the other Party or member of such Group has a shared privilege or protection, without obtaining the consent of the other Party; provided, however, that such waiver of a shared privilege or protection shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(e) If a dispute arises between the Parties or their respective Subsidiaries regarding whether a privilege or protection should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold, condition or delay consent to waiver for any purpose other than to protect its own legitimate interests.

(f) Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request that calls for the production or disclosure of information subject to a shared privilege or protection, or as to which the other Party has the sole right hereunder to assert a privilege or protection, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other request that calls for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 5.05 or otherwise to prevent the production or disclosure of such Privileged Information.

(g) The transfer of all Privileged Information pursuant to this Agreement is made in reliance on the agreement of GPC and SpinCo as set forth in Section 5.04 and this Section 5.05 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges, doctrines or protections. Nothing provided for herein or in any other Transaction Document shall be deemed a waiver of any privilege, doctrine or protection that has been or may be asserted under this Agreement or otherwise.

Section 5.06. Other Agreements. Except as otherwise expressly provided in this Article V, the rights and obligations granted under this Article V shall be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of data and information set forth in any other Transaction Document.

ARTICLE VI

DISCLAIMER; NO REPRESENTATIONS OR WARRANTIES

Section 6.01. Disclaimer; No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS, EACH PARTY ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES UNDERSTANDS AND AGREES THAT NEITHER PARTY NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR TO ANY OTHER PERSON IN RESPECT OF THE CONTEMPLATED TRANSACTIONS OR ANY INFORMATION THAT MAY HAVE BEEN EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (I) NEITHER GPC NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF GPC OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) GPC, ON ITS OWN BEHALF AND ON BEHALF OF THE OTHER GPC COMPANIES, EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. SPINCO ACKNOWLEDGES THAT GPC HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY GPC OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.01. Remedies. It is understood and agreed that (a) after the Distribution, the sole and exclusive remedy with respect to any breach of this Agreement shall be a claim for Damages (whether in contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to, and subject to the limitations of, this Article VII; provided, however, that notwithstanding the foregoing, nothing in this Article VII shall limit the right of any Party (i) to pursue an action for or to seek remedies with respect to claims for Fraud or Willful Breach or (ii) to seek specific performance or other equitable relief; and (b) before the Distribution, indemnification under this Article VII shall not apply.

Section 7.02. Indemnification.

(a) Effective as of the Distribution Date and subject to the limitations set forth in Section 7.04, SpinCo hereby indemnifies GPC, its Affiliates, and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “GPC Indemnified Parties”) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (i) any breach by SpinCo or any SpinCo Company of, or failure by SpinCo or any SpinCo Company to perform, any covenants, agreements or obligations to be performed by SpinCo or the SpinCo Companies pursuant to this Agreement or (ii) except to the extent subject to indemnification by GPC under this Agreement or with respect to matters addressed by the Tax Matters Agreement, any Liabilities or claims, other than Excluded Liabilities, relating to the SpinCo Companies or arising out of the conduct of the SpinCo Business.

(b) Effective as of the Distribution Effective Time and subject to the limitations set forth in Section 7.04, GPC hereby indemnifies SpinCo, its Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “SpinCo Indemnified Parties”) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (i) any breach by GPC or any GPC Company of, or failure by GPC or any GPC Company to perform, any covenants, agreements or obligations to be performed by GPC or the GPC Companies pursuant to this Agreement or (ii) any Excluded Liability (including any GPC Company’s failure to perform or in due course pay or discharge any Excluded Liability).

Section 7.03. Procedures.

(a) If any GPC Indemnified Party shall seek indemnification pursuant to Section 7.02(a), or if any SpinCo Indemnified Party shall seek indemnification pursuant to Section 7.02(b), the Person seeking indemnification (the “Indemnified Person”) shall give written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event within 10 days) after the Indemnified Person (or, if the Indemnified Person is a corporation, any officer or director of the Indemnified Person) becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”), which notice shall specify in reasonable detail the factual basis of the Indemnified Claim, state the amount of Damages (or if not known, a good faith estimate of the amount of Damages) and the method of computation thereof, contain a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demand indemnification therefor. The failure of an Indemnified Person to provide notice in accordance with this Section 7.03(a), or any delay in providing such notice, shall not constitute a waiver of that Person’s claims to indemnification pursuant to Section 7.02, except to the extent that any such failure or delay in giving notice causes the amounts paid or to be paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any Proceeding, brought by a Person that is not a GPC Company or a SpinCo Company (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Person in connection with such Third Party Claim.

(b) In the event of receipt of notice of a Third Party Claim from an Indemnified Person pursuant to Section 7.03(a), the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 7.03(b); provided, however, that if (i) in the reasonable judgment of the Indemnified Person, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnified Person in the defense of such Third Party Claim by the Indemnifying Party, (ii) the party making such Third Party Claim is a Governmental Authority with regulatory or other authority over the Indemnified Person or any of its material assets or (iii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, then, in each case, the Indemnified Person may assume its own defense and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense. After written notice by the Indemnifying Party to the Indemnified Person of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Person for any legal fees or expenses subsequently incurred by such Indemnified Person in connection therewith. Notwithstanding anything in this Section 7.03(b) to the contrary, until such time as the Indemnifying Party assumes the defense and control of a Third Party Claim as provided in this Section 7.03(b), the Indemnified Person shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 7.03(b), in such manner as it may deem appropriate. Without regard to whether the Indemnifying Party or the Indemnified Person is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Person shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Person shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims, if (A) such settlement shall not encumber any of the assets of any Indemnified Person or contain any restriction or condition that would apply to such Indemnified Person or to the conduct of that Person’s business, (B) such settlement or entry of judgment does not contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the Indemnified Person or any of its Affiliates, (C) such settlement provides for no injunctive or non-monetary relief and (D) such settlement contains as a condition thereto, a complete release of the Indemnified Person. No settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnified Person without the express written consent of the Indemnifying Party.

(d) If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Person to any insurance benefits or other claims or benefits of the Indemnified Person with respect to such claim.

Section 7.04. Limitations. Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents:

(a) Each Party shall, and shall cause its Subsidiaries (and its and the Subsidiaries’ Representatives), to take all reasonable steps to mitigate Damages subject to indemnification under this Article VII upon and after becoming aware of any event that reasonably could be expected to give rise to any such Damages, and indemnification shall not be available under this Article VII to the extent any such Damages are attributable to a failure of any such Person to take reasonable steps to mitigate such Damages;

(b) No GPC Indemnified Party or SpinCo Indemnified Party shall be entitled to payment or indemnification more than once with respect to the same matter (including by being taken into account in the determination of the amounts payable pursuant to Section 2.07); and

(c) No Party shall be entitled to set off, or shall have any right of set off, in respect of any Damages under this Article VII against any payments to be made by such Party under this Agreement or any other Transaction Document.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 8.01. Further Assurances. Subject to the terms and conditions of this Agreement, before and after the Distribution each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, advisable or desirable under any Applicable Law, to consummate or implement the Contemplated Transactions; provided, however, that the foregoing shall not be deemed to require either Party to waive compliance by the other Party and its Affiliates of its respective covenants or obligations under this Agreement or to waive any conditions precedent required to be satisfied by the other Party. GPC and SpinCo shall execute and deliver, and shall cause GPC Companies and SpinCo Companies, respectively, as appropriate or required and as the case may be, to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary, proper, advisable or desirable to consummate or implement the Contemplated Transactions. In furtherance and not in limitation of the foregoing, to the extent a Transaction Document provides for a GPC Company (other than GPC) or another SpinCo Company (other than SpinCo) to take or refrain from taking any action, GPC shall cause every other GPC Company, and SpinCo shall cause every other SpinCo Company, to abide by the terms of the Transaction Document as if each such Party and GPC Company or SpinCo Company, as the case may be, was a signatory to the Transaction Documents. Except as otherwise expressly set forth in the Transaction Documents, nothing in this Section 8.01 or in any other provision of this Agreement shall require any GPC Companies or SpinCo Companies to make any payments in order to obtain any consents or approvals necessary, proper, advisable or desirable in connection with the consummation of the Contemplated Transactions.

Section 8.02. Insurance.

(a) Except as otherwise may be agreed in writing by the Parties, GPC shall not have any obligation to maintain any form of insurance covering all or any part of the SpinCo Companies or the employees thereof after the Merger Effective Time or to make any monetary payment in connection with any such policy.

(b) For any claim asserted against SpinCo or any SpinCo Company prior to or after the Distribution Effective Time arising out of an occurrence taking place prior to the Distribution Effective Time (“Post-Closing Claims”), SpinCo and each SpinCo Company may access coverage under the occurrence-based insurance policies of GPC or its Subsidiaries (as applicable) issued or in place prior to the Distribution Effective Time under which SpinCo or any other SpinCo Company is insured (the “Pre-Closing Occurrence Based Policies”), to the extent such insurance coverage exists. After the Distribution Effective Time, the SpinCo Companies may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policies, to the extent such insurance coverage exists, and GPC and its Subsidiaries (as applicable) shall cooperate with SpinCo and the SpinCo Companies in connection with the tendering of such claims; provided, however, that: (i) SpinCo or the SpinCo Companies shall promptly notify GPC of all such Post-Closing Claims; and (ii) SpinCo shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim and shall reimburse to GPC and its Subsidiaries all reasonable out of pocket costs and expenses incurred in connection with such claims. In the event that a Post-Closing Claim relates to the same occurrence for which GPC or its Subsidiaries is seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of SpinCo or any SpinCo Company (as applicable) and GPC or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

Section 8.03. Non-Solicitation of Employees.

(a) For a period of eighteen months after the Distribution Date, neither SpinCo nor any of its Affiliates shall, without the prior written approval of GPC, directly or indirectly solicit any non-administrative employees of any GPC Company to terminate his or her employment relationship with GPC or any of its Subsidiaries; provided, however, that the foregoing shall not apply to any employee solicited or hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit employees of a GPC Company) or as a result of the use of advertisements and other general solicitation not specifically directed to employees of a GPC Company.

(b) For a period of eighteen months after the Distribution Date, neither GPC nor any of its Subsidiaries shall, without the prior written approval of SpinCo, directly or indirectly solicit any non-administrative employees of the SpinCo Business as of the Distribution Date to terminate his or her employment relationship with any SpinCo Company; provided, however, that the foregoing shall not apply to any employee solicited or hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit employees of the SpinCo Business) or as a result of the use of advertisements and other general solicitation not specifically directed to employees of the SpinCo Business.

ARTICLE IX

TAX MATTERS

Section 9.01. Tax Matters. Neither this Agreement nor any Transaction Document (other than the Tax Matters Agreement) shall govern Tax matters (including any administrative, procedural and related matters thereto, “Tax Matters”), except as otherwise expressly provided herein or therein. Tax Matters shall be exclusively governed by the Tax Matters Agreement.

Section 9.02. Bulk Sales Laws. Each Party, on behalf of itself and each of the other members of its Group, hereby waives compliance with the requirements and provisions of all Applicable Laws in respect of “bulk sales” or “bulk transfers” in any jurisdiction that may be applicable to any Transfer of the Transferred Assets.

ARTICLE X

TRANSITION SERVICES

Section 10.01. Transition Services Agreement. From and after the Distribution Effective Time, GPC agrees to provide transition services to the SpinCo Companies as set forth in the Transition Services Agreement. In the event of any inconsistency regarding transition service matters between the Transition Services Agreement and this Agreement, the Transition Services Agreement shall govern to the extent of the inconsistency.

Section 10.02. Supply Chain Transition Services Agreement. From and after the Distribution Effective Time, GPC agrees to provide supply chain transition services to the SpinCo Companies as set forth in the Supply Chain Transition Services Agreement. In the event of any inconsistency regarding transition services matters between the Supply Chain Transition Services Agreement and this Agreement, the Supply Chain Transition Services Agreement shall govern to the extent of the inconsistency.

Section 10.03. Day One Readiness.

(a) For the purpose of allowing and enabling the SpinCo Companies and RMT Parent, as applicable, to prepare to receive transfer of the Transferred Assets on the Distribution Date, to receive the transition services contemplated by the Transition Services Agreement and the Supply Chain Transition Services Agreement and to operate the SpinCo Business on the Distribution Date (“Day-One Readiness”), the Parties shall, as soon as practicable after the date of this Agreement, prepare in good faith a plan for Day-One Readiness, the purpose of which is to facilitate Day-One Readiness (the “Day-One Plan”). Each Party shall use its commercially reasonable efforts to implement the tasks contemplated to be taken by it in the Day-One Plan on the terms and conditions, and within the scheduled time periods, outlined in the Day-One Plan; provided that (i) neither Party shall be obligated to incur any liability, obligation or out-of-pocket cost or expense (other than Compensated Expenses) relating to the Day-One Plan prior to the Distribution Date and (ii) the Parties acknowledge that the time periods set forth in the Day-One Plan may shift based on various factors that arise after the development of the Day-One Plan. Among other actions, the Day-One Plan shall include the actions set forth on Schedule 10.03(a). From and after the Distribution Effective Time, neither Party shall have any liability to the other with respect to the design or implementation of the Day-One Plan.

(b) To the extent that, as of the Distribution Date, any of the actions, deliverables or plans contemplated under the Day-One Plan have not been accomplished, the Parties shall cooperate in good faith and use commercially reasonable efforts to design and implement one or more workaround solutions to facilitate Day-One Readiness on and after the Distribution Date; provided that any liabilities, costs or expenses incurred by any GPC Company in connection therewith shall be promptly reimbursed by SpinCo.

ARTICLE XI

REAL PROPERTY MATTERS

Section 11.01. Leased Premises. The Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the lease, effective immediately prior to the Distribution Effective Time, of the Leased Premises to the SpinCo Companies on the terms and conditions set forth in the Leases.

ARTICLE XII

TERMINATION

Section 12.01. Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement.

Section 12.02. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 12.01 prior to the Closing, and except as provided in the Merger Agreement, neither Party nor any of its Affiliates shall have any liability or further obligation to the other Party or any of its Affiliates under this Agreement or in respect of the transactions contemplated hereby.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including email) and shall be given:

if to GPC:

Genuine Parts Company

2999 Wildwood Parkway

Atlanta, Georgia 30339

Attention:             Treg S. Brown

                         Scott Smith

            Christopher T. Galla

E-mail:           Treg_Brown@genpt.com

            Scott_Smith@genpt.com

            Chris_Galla@genpt.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John H. Butler

Email: john.butler@davispolk.com

if to SpinCo prior to the Merger Effective Time:

Rhino SpinCo, Inc.

c/o Genuine Parts Company

2999 Wildwood Parkway

Atlanta, Georgia 30339

Attention:             Treg S. Brown

                         Scott Smith

            Christopher T. Galla

E-mail:           Treg_Brown@genpt.com

            Scott_Smith@genpt.com

            Chris_Galla@genpt.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: John H. Butler

Email: john.butler@davispolk.com

if to SpinCo after the Merger Effective Time:

Essendant Inc.
One Parkway North Boulevard
Suite 100
Deerfield, Illinois 60015

Attention:	Elizabeth Meloy, Senior Vice President

Brendan McKeough, General Counsel

E-mail:	emeloy@essendant.com

bmckeough@essendant.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
Attention: Charles W. Mulaney, Jr.
Email: charles.mulaney@skadden.com

or to such other address or email address and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Party. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when email is transmitted (so long as receipt is requested and received) (or if that day is not a Business Day, on the first following day that is a Business Day) and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 13.01 (or such other address as a Party hereafter may specify by notice to the other Parties).

Section 13.02. Amendments; Waivers.

(a) This Agreement and the Exhibits, Schedules and Attachments hereto may be amended, and any provision of this Agreement and the Exhibits, Schedules and Attachments hereto may be waived, if and only if such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective, in each case subject to the prior written consent of RMT Parent pursuant to Section 7.14 of the Merger Agreement.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 13.03. Expenses. Except as otherwise provided in this Agreement or any other Transaction Document, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions (including costs and expenses attributable to the Transfer of the Assets as contemplated herein) shall be paid by the Party incurring such costs or expenses.

Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, (i) after the Distribution Date, SpinCo may assign or transfer its rights under this Agreement to any of its wholly-owned Subsidiaries and (ii) no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 13.04 shall be void.

Section 13.05. Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Attachments to this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that, if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

Section 13.06. Entire Agreement. This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties (and their successors and permitted assigns) any rights or remedies hereunder.

Section 13.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

Section 13.08. Governing Law. This Agreement shall be construed in accordance with and governed by federal law and by the laws of the State of Delaware (without regard to the choice of law provisions thereof).

Section 13.09. Dispute Resolution; Consent to Jurisdiction.

(a) Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, GPC and SpinCo agree that service of process upon such Party at the address referred to in Section 13.01 (or such other address as may be specified in accordance with Section 13.01 shall be deemed effective service of process upon such Party).

(b) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.

Section 13.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction or determined to be impermissible by any Governmental Authority, GPC and SpinCo agree to use reasonable best efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited, unenforceable or impermissible provision.

Section 13.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 13.12. Specific Performance. Each Party acknowledges that, from and after the Distribution Date, money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Party at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed under seal by their respective authorized representatives on the day and year first above written.

GENUINE PARTS COMPANY

By:	/s/ Treg Brown
Name:	Treg Brown
Title:	Senior Vice President

RHINO SPINCO, INC.

By:	/s/ Treg Brown
Name:	Treg Brown
Title:	Assistant Vice President

[Signature Page to the Separation Agreement]

Exhibit A

Definitions

(a)	The following terms have the following meanings: [*]

[*]

[*]

“Acquisition Expenditures of RMT Parent” means, from the date hereof until any time of determination, the aggregate cash consideration paid or funded by RMT Parent and its Subsidiaries in respect of acquisitions and investments made (i) in accordance with Section 6.02(a)(v)(A) of the Merger Agreement or (ii) with the express written consent of GPC.

“Acquisition Expenditures of SpinCo” means, from the date hereof until any time of determination, the aggregate cash consideration paid or funded by any GPC Company (as defined in the Merger Agreement) in respect of acquisitions and investments made (i) in accordance with Section 6.01(a)(v)(A) of the Merger Agreement or (ii) with the express written consent of RMT Parent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Affiliated Transferors” means any Affiliate of GPC (other than a SpinCo Company) that owns, licenses or leases any of the Assets that constitute Transferred Assets.

“Agent” means the Exchange Agent appointed pursuant to the Merger Agreement.

“Antitrust Law” has the meaning set forth in the Merger Agreement.

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, executive order, common law, ordinance, rule, regulation, administrative order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Assets” means all assets, properties, rights, licenses, permits, Contracts, Intellectual Property, causes of action and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible.

“Bill of Sale” means any bill of sale to be entered into by GPC and the Affiliated Transferors and SpinCo and/or any other SpinCo Companies designated in writing by SpinCo in substantially the form attached as Attachment VIII.

“Books and Records” means any books, records, files and papers, whether in written, oral, electronic or other tangible or intangible form, including books of account, invoices, engineering information, sales and promotional literature, manuals, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present and former employees, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash of RMT Parent” means, as of any time of determination, the consolidated cash and cash equivalents of RMT Parent and its Subsidiaries at such time, determined in accordance with the Accounting Principles and net of any unpaid costs, fees and expenses of professional advisors incurred in connection with the Merger.

“Cash of SpinCo” means, as of any time of determination, the consolidated cash and cash equivalents of the SpinCo Companies at such time (after giving pro forma effect to the Internal Reorganization, including the incurrence of the SpinCo Debt and the Internal Reorganization Cash Payments), determined in accordance with the Accounting Principles and net of any unpaid costs, fees and expenses of professional advisors incurred in connection with the Separation, the Distribution and the Merger; provided that to the extent that such unpaid amounts are reflected in Net Working Capital for the purposes of calculating the SpinCo Special Cash Payment, such amounts shall not be deducted in calculating Cash of SpinCo.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

[*]

“Code” means the Internal Revenue Code of 1986.

“Compensated Expenses” means the aggregate amount of all costs and expenses incurred by the Parties pursuant to Section 10.03 with the prior written consent of RMT Parent.

“Confidential Information” of a Person, means all confidential, proprietary or non-public information of such Person.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” has the meaning set forth in the Merger Agreement.

“Cut-Off Time” means the time immediately prior to the Distribution.

“Damages” means all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or representatives of such Person (with such amounts to be determined net of any refund or reimbursement of any portion of such amounts actually received or realized, including reimbursement by way of insurance or third party indemnification), but specifically excluding (i) any costs incurred by or allocated to an Indemnified Person with respect to time spent by employees of the Indemnified Person or any of its Affiliates or (ii) any lost profits or opportunity costs, or any special, punitive or consequential damages (except in any such case to the extent assessed in connection with a third party claim or except to the extent such damages are the reasonable and foreseeable result of the matter in question).

“Data” means, whether in written, oral, electronic or other tangible or intangible forms, stored in any medium, the following: financial and business information, including rates and pricing data and information, earnings reports and forecasts, macro-economic reports and forecasts, marketing plans, business and strategic plans, general market evaluations and surveys, budgets, accounting, financing and credit-related information, quality assurance policies, procedures and specifications, customer information and lists, and business and other processes, procedures and policies (including for example handbooks and manuals, control procedures, and process descriptions), including any blueprints, diagrams, flow charts, or other charts, user manuals, training manuals, training materials, and documentation, and other financial or business information.

“Distribution Date” means the date on which the Distribution is consummated.

“Distribution Effective Time” means the time established by GPC as the effective time of the Distribution, Eastern Time, on the Distribution Date.

[*]

“Equity Conversion Ratio” means, as of any date, the quotient of (i) the GPC Stock Value as of such date divided by (ii) the RMT Parent Stock Value as of such date.

“Estimated Net Debt of RMT Parent” means the difference of (a) Indebtedness of RMT Parent on a consolidated basis as of 11:59 p.m. Eastern Time on the last day of the Reference Month minus (b) Cash of RMT Parent as of such time minus (c) Acquisition Expenditures of RMT Parent as of such time.

“Estimated Net Debt of SpinCo” means the difference of (a) Indebtedness of SpinCo on a consolidated basis as of 11:59 p.m. Eastern Time on the last day of the Reference Month (and after giving pro forma effect to the Internal Reorganization, including the incurrence of the SpinCo Debt and the payment of the Internal Reorganization Cash Payments) minus (b) Cash of SpinCo on a consolidated basis as of such time (and after giving pro forma effect to the Internal Reorganization, including the incurrence of the SpinCo Debt and the payment of the Internal Reorganization Cash Payments) minus (c) Acquisition Expenditures of SpinCo as of such time.

“Estimated Net Working Capital” means Net Working Capital as of 11:59 p.m. Eastern Time on the last day of the Reference Month.

“Estimated Net Working Capital Adjustment” means (i) $0 if Estimated Net Working Capital reflected on the Estimated Statement is equal to or greater than the Lower Working Capital Target and less than or equal to the Upper Working Capital Target, (ii) the amount by which Estimated Net Working Capital reflected on the Estimated Statement is greater than the Upper Working Capital Target or (iii) the product of (x) the amount by which Estimated Net Working Capital reflected on the Estimated Statement is less than the Lower Working Capital Target multiplied by (y) negative 1 (-1).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Liabilities” means the following Liabilities:

(i) all Liabilities of the GPC Companies, or their predecessors (other than the SpinCo Companies and their predecessors), that are not SpinCo Liabilities;

(ii) all Liabilities of the GPC Companies in respect of indebtedness for borrowed money (excluding any guarantees by or other obligations of the GPC Companies relating to the SpinCo Financing Agreements, including the SpinCo Debt);

(iii) all Liabilities expressly assumed by a GPC Company pursuant to this Agreement or any other Transaction Document;

(iv) all Liabilities that will be terminated, satisfied and/or settled pursuant to Section 2.05, excluding for the avoidance of doubt any Liabilities set forth on Schedule 2.05(a) or Intercompany Accounts set forth on Schedule 2.05(b); and

(v) all Liabilities of the SpinCo Companies relating to any non-compliance by any GPC Company with any Environmental Law (as defined in the Merger Agreement) or Title IV of ERISA (as defined in the Merger Agreement), in each case to the extent imposed on a SpinCo Company on a joint and several basis solely by virtue of the SpinCo Companies having been Affiliates of the GPC Companies prior to the consummation of the Distribution.

“Final Net Debt of RMT Parent” means the difference of (a) Indebtedness of RMT Parent on a consolidated basis as of the Cut-Off Time minus (b) Cash of RMT Parent as of such time minus (c) Acquisition Expenditures of RMT Parent as of such time.

“Final Net Debt of SpinCo” means the difference of (a) Indebtedness of SpinCo on a consolidated basis as of the Cut-Off Time (and after giving pro forma effect to the Internal Reorganization, including the incurrence of the SpinCo Debt and the payment of the Internal Reorganization Cash Payments) minus (b) Cash of SpinCo on a consolidated basis as of such time (and after giving pro forma effect to the Internal Reorganization, including the incurrence of the SpinCo Debt and the payment of the Internal Reorganization Cash Payments) minus (c) Acquisition Expenditures of SpinCo as of such time.

“Final Net Working Capital” means Net Working Capital as of the Cut-Off Time.

“Final Net Working Capital Adjustment” means (i) $0 if Final Net Working Capital as determined in accordance with Section 2.07(c) is equal to or greater than that the Lower Working Capital Target and less than or equal to the Upper Working Capital Target, (ii) the amount by which Final Net Working Capital as determined in accordance with Section 2.07(c) is greater than the Upper Working Capital Target or (iii) the product of (x) the amount by which Final Net Working Capital as determined in accordance with Section 2.07(c) is less than the Lower Working Capital Target multiplied by (y) negative 1 (-1).

“Final SpinCo Special Cash Payment” means the sum of (i) $346,729,011, plus (ii) the Final Net Working Capital Adjustment (which may be positive or negative), minus (iii) an amount (which may be positive or negative) equal to the sum of (a) Final Net Debt of SpinCo as determined in accordance with Section 2.07(c) minus (b) $10,285,000 plus (iv) an amount (which may be positive or negative) equal to the sum of (a) Final Net Debt of RMT Parent as determined in accordance with Section 2.07(c) minus (b) $505,639,000, minus (v) any and all Internal Reorganization Cash Payments (other than the SpinCo Special Cash Payment) ), minus (vi) the RMT Parent Expense Reimbursement as determined in accordance with Section 2.07(c), plus (vii) the SpinCo Expense Reimbursement as determined in accordance with Section 2.07(c) and minus (viii) the Equity Award True-up as determined in accordance with Section 2.07(c).

“Fraud” has the meaning set forth in the Merger Agreement.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“GPC Bonus Allocation” means, with respect to any SpinCo Business Employee that is party to a Retention Agreement, the amount, if any, by which such SpinCo

Business Employee’s annual bonus for the 2018 calendar year based on performance is less than 90% of such SpinCo Business Employee’s Target Annual Bonus (as defined in such SpinCo Business Employee’s Retention Agreement) for the 2018 calendar year.

“GPC Common Stock” means the common stock, par value $1.00 per share, of GPC.

“GPC Companies” means GPC and its Subsidiaries, other than the SpinCo Companies.

“GPC Stock Value” means, as of any date, the average, rounded to the nearest one ten thousandth, of the closing-sale prices of GPC Common Stock on the New York Stock Exchange as reported by The Wall Street Journal for the ten full trading days ending on (and including) the trading day preceding the date of calculation (or, if the date of calculation is after the Record Date, the number, if less, of full trading days commencing on the day after the Record Date and ending on (and including) the trading day preceding the date of calculation).

“GPC RSU” has the meaning set forth in the Merger Agreement.

“GPC SAR” has the meaning set forth in the Merger Agreement.

“Group” means (i) with respect to GPC, the GPC Companies and (ii) with respect to SPR, the SpinCo Companies.

“Indebtedness of RMT Parent” means, as of any time of determination, with respect to RMT Parent and its Subsidiaries as of such time, without duplication, all principal, accrued and unpaid interest and any other amounts due and owing in respect of (a) indebtedness for borrowed money, (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (c) obligations related to the deferred purchase price of property, goods or services (including all seller financing, earn-outs and similar contingent consideration), (d) obligations under any interest rate, currency, commodity or other hedging contract, (e) capital lease obligations, (f) amounts drawn under letters of credit or surety bonds, (g) obligations of the kinds listed on Schedule A-1, (h) any stay bonus, transaction bonus, change in control bonus or similar payment payable to an RMT Parent Employee (as defined in the Merger Agreement) in connection with the consummation of the Contemplated Transactions (except to the extent that any such bonuses or payments become payable pursuant to the agreements listed in Schedule B) and (i) the guarantee of any obligations of the type referred to in clauses (a) through (h) of any other Person.

“Indebtedness of SpinCo” means, as of any time of determination, with respect to the SpinCo Companies as of such time (and after giving pro forma effect to the Internal Reorganization, including the incurrence of the SpinCo Debt and the payment of the Internal Reorganization Cash Payments), without duplication, all principal, accrued and unpaid interest and any other amounts due and owing in respect of (a) indebtedness for borrowed money, (b) indebtedness evidenced by notes, debentures, bonds or other similar instruments, (c) obligations related to the deferred purchase price of property, goods or services (including all seller financing, earn-outs and similar contingent consideration), (d) obligations under any interest rate, currency, commodity or other hedging contract, (e) capital lease obligations, (f) amounts drawn under letters of credit or surety bonds, (g) the aggregate principal amount of the outstanding SPR HoldCo Preferred Stock, (h) obligations of the kinds listed on Schedule A-2, (i) any stay bonus, transaction bonus, change in control bonus or similar payment payable to a SpinCo Business Employee in connection with the consummation of the Contemplated Transactions, (j) the aggregate GPC Bonus Allocation with respect to all Retention Agreements (but excluding, for the avoidance of doubt, any other portion of the annual bonuses for the 2018 calendar year payable pursuant to the Retention Agreements), and (k) the guarantee of any obligations of the type referred to in clauses (a) through (j) of any other Person, but excluding, in each case, any obligations of the type referred to in clauses (a) through (j) owing from any SpinCo Company to any GPC Company (other than any SpinCo Company) that will be terminated, satisfied and/or settled pursuant to Section 2.05.

“Intellectual Property” means the Intellectual Property as defined in the Merger Agreement.

“Intercompany Accounts” means any receivable, payable or loan between any member of GPC’s Group, on the one hand, and any member of SpinCo’s Group, on the other hand, that exists immediately prior to the Distribution Effective Time, except for (i) the Internal Reorganization Cash Payments and (ii) any such receivable, payable or loan that arises pursuant to this Agreement or any other Transaction Document.

“Internal Reorganization Cash Payments” means each of the cash payments made to the GPC Companies in the Internal Reorganization, including the SpinCo Special Cash Payment.

“Leased Premises” means the premises to be leased to the SpinCo Companies by GPC pursuant to the Leases.

“Leases” means leases for each of the premises set forth on Attachment VI, in each case on the terms set forth on Attachment VI and in the form attached as Attachment VII.

“Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise.

“Lower Working Capital Target” means $470,000,000.

“Merger Effective Time” means the effective time of the Merger in accordance with the terms and conditions set forth in the Merger Agreement.

“Net Working Capital” means, as of any time of determination, the excess of consolidated current assets (other than Cash of SpinCo) over consolidated current liabilities (other than Indebtedness of SpinCo) of the SpinCo Companies as of such time

(and after giving pro forma effect to the Internal Reorganization, including the incurrence of the SpinCo Debt and the payment of the Internal Reorganization Cash Payments), in each case determined in accordance with the Accounting Principles.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority or any department or agency thereof.

“Privileged Information” means privileged or protected information (including communications by or to lawyers (including attorney client privileged communications), memos and other materials prepared by lawyers or under the direction of a lawyer (including attorney work product) and communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding).

“Proceeding” means any proceeding (public or private), litigation, suit, arbitration, dispute, demand, claim, action, cause of action, subpoena, inquiry or investigation before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

“Record Date” means the close of business on the date determined by the Board of Directors of GPC as the record date for determining stockholders of GPC entitled to receive shares of SpinCo Common Stock in the Distribution.

“Record Holders” means the record holders of GPC Common Stock as of the Record Date.

“Reference Month” means (i) if the Distribution Date occurs on or after the 15th day of a given month, the month immediately preceding the month in which the Distribution Date occurs (i.e., if the Distribution Date is in October 2018, the Reference Month is September 2018) or (ii) if the Distribution Date occurs before the 15th day of a given month, the month immediately preceding the last month ending prior to the month in which the Distribution Date occurs (i.e., if the Distribution Date is in October 2018, the Reference Month is August 2018).

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

“Retention Agreement” means those certain Subsidiary Retention Agreements entered into between SPR and certain of the SpinCo Business Employees in contemplation of the transactions contemplated by the Merger Agreement, including any retention agreements entered into after the date hereof but prior to the Distribution Effective Time and disclosed in Section 6.01(a)(vi)(D) of the GPC Disclosure Letter.

“RMT Parent Common Stock” has the meaning set forth in the Merger Agreement.

“RMT Parent Expense Reimbursement” means one-half of any Shared Expenses (as defined in the Merger Agreement) paid or incurred by RMT Parent and its Subsidiaries.

“RMT Parent Stock Value” means, as of any date, the average, rounded to the nearest one ten thousandth, of the closing-sale prices of RMT Parent Common Stock on the Nasdaq Global Select Market as reported by The Wall Street Journal for the ten full trading days ending on (and including) the trading day preceding the date of calculation (or, if the date of calculation is after the Record Date, the number, if less, of full trading days commencing on the day after the Record Date and ending on (and including) the trading day preceding the date of calculation).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Signing Date RMT Parent Equivalent Equity Awards” means the product of (i) the sum of (a) the aggregate net number of shares of GPC Common Stock into which all outstanding GPC SARs granted in calendar years 2015, 2016 or 2017 and held by SpinCo Business Employees as of the date hereof are convertible based on the GPC Stock Value as of the date hereof (determined based on the excess, if any, of such GPC Stock Value over the base price of the applicable GPC SARs) plus (b) the aggregate number of shares of GPC Common Stock subject to all outstanding GPC RSUs held by SpinCo Business Employees as of the date hereof (assuming (x) the granting on the date hereof of the 2018 GPC RSUs and the 2018 GPC Performance-RSUs at the levels set forth in the definitions above and (y) the achievement of target-level performance with respect to the performance periods applicable to the 2018 GPC Performance-RSUs) multiplied by (ii) the Equity Conversion Ratio as of the date hereof; provided that the calculation of Signing Date RMT Parent Equivalent Equity Awards shall not include the effect of any adjustment by GPC to GPC SARs or GPC RSUs pursuant to Section 15.1 of the Genuine Parts Company 2015 Incentive Plan and the Genuine Parts Company 2006 Long-Term Incentive Plan in connection with the Distribution in accordance with Section 4.03 of the GPC Disclosure Letter.

“SpinCo Borrowing Amount” means $400,000,000.

“SpinCo Business Employee” has the meaning set forth in the Merger Agreement.

“SpinCo Commitment Letter” has the meaning set forth in the Merger Agreement.

“SpinCo Common Stock” means the common stock, par value $0.01 per share, of SpinCo.

“SpinCo Companies” means (i) prior to the Internal Reorganization, SpinCo and the SPR Entities and (ii) after the Internal Reorganization, SpinCo and its Subsidiaries.

“SpinCo Expense Reimbursement” means the sum of (i) all Compensated Expenses plus (ii) one-half of any Shared Expenses (as defined in the Merger Agreement) paid or incurred by the GPC Companies or the SpinCo Companies.

“SpinCo Financial Statements” means the SpinCo Financial Statements as defined in the Merger Agreement.

“SpinCo Financing Agreements” means the SpinCo Financing Agreements as defined in the Merger Agreement.

“SpinCo Leases” means the SpinCo Leases as defined in the Merger Agreement.

“SpinCo Liabilities” means each of the following Liabilities, but in each case excluding the Excluded Liabilities:

(i) all Liabilities set forth on, or reflected or referred to in, the SpinCo Financial Statements;

(ii) all Liabilities that SpinCo is expressly assuming pursuant to this Agreement or any other Transaction Document (including the performance obligations of the SpinCo Companies under the Transaction Documents arising after the Distribution Effective Time);

(iii) all Liabilities in respect of past and present SpinCo Business Employees and dependents and beneficiaries of such SpinCo Business Employees, except to the extent otherwise provided in the Merger Agreement to be retained by GPC;

(iv) all Liabilities relating to errors or omissions or allegations of errors or omissions or claims of design or other defects with respect to any product sold or service provided by the SpinCo Business from the date of the initial formation of SPR through the Distribution Effective Time;

(v) all Liabilities relating to warranty or similar obligations or services with respect to any product sold or service provided by the SpinCo Business from the date of the initial formation of SPR through the Distribution Effective Time;

(vi) all Liabilities in respect of the SpinCo Financing Agreements, including the SpinCo Debt, and all other Indebtedness of SpinCo as of the Cut-Off Time;

(vii) Liabilities relating to or arising out of the ownership of the Transferred Assets;

(viii) all Liabilities arising directly or indirectly from Proceedings relating to the SpinCo Business or any Transferred Assets, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Applicable Law or any franchise, permit, license or similar authorization, from the date of the initial formation of SPR through the Distribution Effective Time; and

(ix) except as otherwise expressly provided in any other Transaction Document or in this Agreement, all other Liabilities relating to or arising out of the Transferred Assets or the operation, affairs, or conduct of the SpinCo Business from the date of the initial formation of SPR through the Distribution Effective Time.

“SpinCo Special Cash Payment” means a cash payment in an amount equal to the sum of (i) $346,729,011, plus (ii) the Estimated Net Working Capital Adjustment (which may be positive or negative), minus (iii) an amount (which may be positive or negative) equal to the sum of (a) Estimated Net Debt of SpinCo reflected on the Estimated Statement minus (b) $10,285,000 plus (iv) an amount (which may be positive or negative) equal to the sum of (a) Estimated Net Debt of RMT Parent reflected on the Estimated Statement minus (b) $505,639,000, minus (v) any and all Internal Reorganization Cash Payments (other than the SpinCo Special Cash Payment), minus (vi) the RMT Parent Expense Reimbursement, plus (vii) the SpinCo Expense Reimbursement and minus (viii) the Equity Award True-up.

“SPR Entities” means (i) SPR and its Subsidiaries, (ii) SPR Procurement and (iii) SPR Canada and its Subsidiaries, which constitute all of the direct or indirect Subsidiaries of GPC that are, on the date hereof, engaged in the SpinCo Business.

“SPR HoldCo” means the Subsidiary of GPC created pursuant to the Internal Reorganization that immediately prior to the SPR Transfer directly or indirectly owns SPR Procurement and SPR and its Subsidiaries.

“SPR HoldCo Preferred Stock” means the preferred stock of SPR HoldCo issued pursuant to the Internal Reorganization.

“Subsidiary” means with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Supply Chain Transition Services Agreement” means the supply chain transition services agreement in the form attached as Attachment V pursuant to which GPC will provide certain supply chain services to the SpinCo Companies on a transitional basis following the Distribution.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax sharing and indemnification agreement by and between GPC, SpinCo and RMT Parent attached hereto as Attachment III.

“Tax Returns” has the meaning set forth in the Tax Matters Agreement.

“Transaction Documents” means this Agreement, the Merger Agreement, the Tax Matters Agreement, the Transition Services Agreement, the Supply Chain Transition Services Agreement, the Leases and any other written agreement signed by GPC and SpinCo that is expressly identified as a “Transaction Document,” and any exhibits or attachments to any of the foregoing.

“Transferred Assets” means all of the Assets, as the same shall exist immediately prior to the Distribution Effective Time, owned, leased, held, or licensed by GPC or any Affiliated Transferor, whether or not reflected in the books and records thereof, and used exclusively in the conduct of the SpinCo Business as the same shall exist immediately prior to the Distribution Effective Time, and including, except as otherwise specified in this Agreement, all direct or indirect right, title and interest of GPC or any Affiliated Transferor in, to and under:

(i) all Assets set forth on, or reflected or referred to in, the SpinCo Financial Statements (other than any assets disposed of since such date in a manner that did not constitute a breach of Section 6.01(a) of the Merger Agreement);

(ii) the rights and interests of the lessees under the SpinCo Leases, it being understood that other than the rights and interests of the lessees under the SpinCo Leases and the Leases, no other real property interests shall constitute a Transferred Asset;

(iii) other than Intellectual Property and rights and interests therein, all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property (and interests in any of the foregoing) that are used exclusively connection with the SpinCo Business;

(iv) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories that relate exclusively to the SpinCo Business;

(v) all Contracts with third parties that relate exclusively to the SpinCo Business;

(vi) all accounts receivable and notes receivable from third parties relating exclusively to the operation of the SpinCo Business;

(vii) all expenses that have been prepaid by GPC or any of its Subsidiaries (other than a SpinCo Company) relating exclusively to the operation of the SpinCo Business, including lease and rental payments;

(viii) all rights, claims, credits, causes of action or rights of set-off against Persons, other than GPC Companies, relating exclusively to the SpinCo Business or the Transferred Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

(ix) all Intellectual Property relating exclusively to the operation of the SpinCo Business;

(x) all transferable franchises, licenses, permits or other authorizations issued by a Governmental Authority owned by, or granted to, or held or used by, GPC or any of its Subsidiaries (other than a SpinCo Company) and exclusively related to the SpinCo Business;

(xi) all Data and Books and Records relating exclusively to the operation of the SpinCo Business;

(xii) (A) all corporate or limited liability company minute books and related stock records of the SpinCo Companies that are in the possession of GPC or any Affiliated Transferor, and all information and records related exclusively to the SpinCo Companies used to demonstrate compliance with Applicable Law and any other compliance records exclusively related to the SpinCo Business and (B) all of the separate financial and Tax records of the members of the SpinCo Companies that are (i) in the possession of GPC or any Affiliated Transferor that do not form part of the general ledger of GPC or any of its Affiliates (other than solely the SpinCo Companies) or (ii) maintained on the GPS Finance Drive/Network;

(xiii) all software programs, documentation and other related materials used or held for use exclusively in connection with the SpinCo Business; and

(xiv) all insurance proceeds, net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any Transferred Assets (or assets existing as of the date of this Agreement that would have been Transferred Assets but for the occurrence of the event giving rise to the insurance proceeds) to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced at the Distribution Date.

For the avoidance of doubt, Transferred Assets shall not include (x) any Assets owned by a GPC Company (i) relating to GPC’s global sourcing or third party logistics operations or (ii) utilized by GPC or any Affiliated Transferor in providing any of the services contemplated by the Transition Services Agreement or the Supply Chain Transition Services or (y) any Tax Assets, the treatment of which is addressed exclusively in the Tax Matters Agreement.

“Transition Services Agreement” means the transition services agreement in the form attached as Attachment IV pursuant to which GPC will provide certain services to SpinCo on a transitional basis following the Distribution.

“Upper Working Capital Target” means $500,000,000.

“Willful Breach” shall mean a material breach of, or failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing Person with actual knowledge that such Person’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b)	Each of the following terms is defined in the Section set forth opposite such term:

Accounting Principles	2.07(a)
Agreement	Preamble
Consent Fee	2.03
Day-One Plan	10.03(a)
Day-One Readiness	10.03(a)
Distribution	Recitals
Estimated Statement	2.07(a)
GPC	Preamble
GPC Counsel	5.05(a)(i)
GPC Indemnified Parties	7.02(a)
Indemnified Claim	7.03(a)
Indemnified Person	7.03(a)
Indemnifying Party	7.03(a)
Internal Reorganization	Recitals
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Party or Parties	Preamble
Post-Closing Claims	8.02(b)
Pre-Closing Occurrence Based Policies	8.02(b)
Proposed Final Statement	2.07(b)
RMT Parent	Recitals
Separation	Recitals
SpinCo	Preamble
SpinCo Business	Recitals
SpinCo Debt	3.02(a)
SpinCo Indemnified Parties	7.02(b)
SPR	Recitals
SPR Canada	Recitals
SPR Procurement	Recitals
SPR Transfer	3.02(b)
Tax Matters	9.01
Third Party Claim	7.03(a)
Transaction Engagement	5.05(a)(i)
Transaction Engagement Communications	5.05(a)(ii)
Transfer	2.02(a)
Unaffiliated Accounting Firm	2.07(c)